As filed with the Securities and Exchange Commission on December 23, 2016
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
BASIC ENERGY SERVICES, INC.
(Exact name of registrant as specified in its charter)

Delaware	54-2091194
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
801 Cherry Street, Suite 2100 Fort Worth, Texas	76102
(Address of Principal Executive Offices)	(Zip Code)
Basic Energy Services, Inc.
Management Incentive Plan
(Full title of the plan)

T.M. “Roe” Patterson
President and Chief Executive Officer
801 Cherry Street, Suite 2100
Fort Worth, Texas 76102
(817) 334-4100
(Name, address, including zip code, and telephone number, including area code, of agent for service)_____________________________
Copies to:
David C. Buck
Andrews Kurth Kenyon LLP
600 Travis, Suite 4200
Houston, Texas 77002
(713) 220-4200Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☑
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)(3)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.01 per share	3,237,671 shares	$15.13	$48,985,962.20	$5,678

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares as may be necessary to adjust the number of shares being offered or issued pursuant to the plan as a result of stock splits, stock dividends or similar transactions.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act, and based on the value attributed to the common stock in connection with the Registrant’s emergence from bankruptcy pursuant to its Prepackaged Plan.

(3)
Represents shares available for future grants under, shares underlying options granted under and shares subject to resale issued under, Basic Energy Services, Inc. Management Incentive Plan effective as of December 23, 2016.

____________________________________________________________________________________________________________________

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The document(s) containing the information required in Part I of Form S-8 will be sent or given to participants in the Basic Energy Services, Inc. Management Incentive Plan (the “Plan”) as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Basic Energy Services, Inc. (the “Company” or “Registrant”) has not filed such documents with the Securities and Exchange Commission (the “SEC”), but such documents, along with the documents incorporated by reference into this Registration Statement on Form S-8 (this “Registration Statement”) pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The Company shall maintain a file of such documents in accordance with the provisions of Rule 428(a)(2) of the Securities Act. Upon request, the Company shall furnish to the SEC or its staff a copy or copies of all of the documents included in such file.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.     Incorporation of Documents by Reference
The Company incorporates by reference the documents or portions of documents listed below that were filed with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that any information contained in such filings is deemed “furnished” and not “filed” in accordance with the rules of the SEC:

(1)
the description of the Company’s common stock, par value $0.01 per share, set forth under the caption “Description of Registrant’s Securities to be Registered” in the Company’s registration statement on Form 8-A filed with the SEC on December 23, 2016, including all amendments and reports filed for the purpose of updating such descriptions;

(2)	the Company’s Annual Report on Form 10-K filed on February 23, 2016;

(3)	the Company’s Quarterly Reports on Form 10-Q filed on April 25, 2016, July 29, 2016 and November 9, 2016; and

(4)
the Company’s Current Reports on Form 8-K filed on February 19, 2016, February 29, 2016, March 30, 2016, May 11, 2016, May 23, 2016, June 21, 2016, August 16, 2016, August 23, 2016, September 7, 2016, September 15, 2016, September 30, 2016, October 18, 2016, October 24, 2016, October 25, 2016, October 27, 2016, December 12, 2016 and December 23, 2016.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in this registration statement or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.
You may request a copy of these filings, free of charge, by writing or telephoning Basic at the following address and telephone number:
Basic Energy Services, Inc.
801 Cherry Street, Suite 2100
Fort Worth, Texas 76102
(817) 334-4100

Attn: Investor Relations
Item 4.    Description of Securities.
Not applicable.
Item 5.    Interests of Named Experts and Counsel.
Not applicable.
Item 6.     Indemnification of Directors and Officers.
The Company is incorporated under the laws of the State of Delaware. Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify a person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been made to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 of the DGCL further provides that to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 of the DGCL, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 of the DGCL shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that indemnification provided for by Section 145 of the DGCL shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145 of the DGCL.

The Company’s Second Amended and Restated Bylaws contain provisions that provide for indemnification of officers and directors to the fullest extent permitted by, and in the manner permissible under, the DGCL.

Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. As permitted by Section 102(b)(7) of the DGCL, the Company’s Second Amended and Restated Certificate of Incorporation contains a provision that generally eliminates the personal liability of directors for monetary damages for breaches of their fiduciary duties as directors, subject to certain exceptions.

The Company has entered into indemnification agreements with certain of its officers and directors that provide for indemnification of such officers and directors to the fullest extent permitted by, and in the manner permissible under, the DGCL. The Company also maintains policies insuring its officers and directors against certain civil liabilities, including liabilities under the Securities Act.
Item 7.    Exemption from Registration Claimed.
Not applicable.
Item 8.    Exhibits
Exhibit
    Number        Description
4.1    Second Amended and Restated Certificate of Incorporation of Basic Energy Services, Inc., dated December 23, 2016 (Incorporated by reference to Exhibit 3.1 of the Company’s registration statement on Form 8-A12B filed on December 23, 2016).
4.2    Second Amended and Restated Bylaws of Basic Energy Services, Inc., effective as of December 23, 2016 (Incorporated by reference to Exhibit 3.2 of the Company’s registration statement on Form 8-A12B filed on December 23, 2016).
4.3    Specimen Stock Certificate representing Common Stock (Incorporated by reference to Exhibit 4.1 of the Company’s registration statement on Form 8-A12B filed on December 23, 2016).
*10.1    Basic Energy Services, Inc. Management Incentive Plan.
*5.1    Opinion of Andrews Kurth Kenyon LLP with respect to the legality of the securities.
*23.1    Consent of KPMG LLP.
*23.2    Consent of Andrews Kurth Kenyon LLP (included as part of Exhibit 5.1).
*24.1    Powers of Attorney (set forth on the signature page of this Registration Statement).

* Filed herewith.
Item 9.    Undertakings.
(a)    The undersigned Registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless, in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, State of Texas, on December 23, 2016.
BASIC ENERGY SERVICES, INC.

By: /s/ T.M. “Roe” Patterson
T.M. “Roe” Patterson President and Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of Basic Energy Services, Inc. hereby constitutes and appoints T.M. “Roe” Patterson and Alan Krenek, and each of them (with full power to each of them to act alone), his true and lawful attorney-in-fact and agent, with full power of substitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute and file this registration statement under the Securities Act of 1933, as amended, and any or all amendments (including, without limitation, post-effective amendments), with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same, as fully to all intents and purposes as he himself might or could do if personally present, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on December 23, 2016.

Signature	Title
/s/ T.M. “Roe” Patterson T.M. “Roe” Patterson	President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ Alan Krenek Alan Krenek	Senior Vice President, Chief Financial Officer, Secretary and Treasurer (Principal Financial Officer)
/s/ John Cody Bissett John Cody Bissett	Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)
/s/ Timothy H. Day Timothy H. Day	Director
/s/John Jackson John Jackson	Director
/s/ Samuel E. Langford Samuel E. Langford	Director
/s/ Julio Quintana Julio Quintana /s/ James D. Kern James D. Kern	Director Director

EXHIBIT INDEX
Exhibit
    Number        Description
4.1    Second Amended and Restated Certificate of Incorporation of Basic Energy Services, Inc., dated December 23, 2016. (Incorporated by reference to Exhibit 3.1 of the Company’s registration statement on Form 8-A filed on December 23, 2016).
4.2    Second Amended and Restated Bylaws of Basic Energy Services, Inc., effective as of December 23, 2016. (Incorporated by reference to Exhibit 3.2 of the Company’s registration statement on Form 8-A filed on December 23, 2016).
4.3    Specimen Stock Certificate representing Common Stock (Incorporated by reference to Exhibit 4.1 of the Company’s registration statement on Form 8-A filed on December 23, 2016).
*10.1    Basic Energy Services, Inc. Management Incentive Plan.
*5.1    Opinion of Andrews Kurth Kenyon LLP with respect to the legality of the securities.
*23.1    Consent of KPMG LLP.
*23.2    Consent of Andrews Kurth Kenyon LLP (included as part of Exhibit 5.1).
*24.1    Powers of Attorney (set forth on the signature page of this Registration Statement).

* Filed herewith.
The Registrant hereby undertakes that it will submit or has submitted the Plan and any amendment thereto to the Internal Revenue Service (the "IRS") in a timely manner and has made or will make all changes required by the IRS in order to qualify the Plan under Section 401 of the Internal Revenue Code of 1986, as amended.